EXHIBIT (8)(t)(3)

AMENDED AND RESTATED SUPPLEMENT LATE DAY TRANSMISSION

AGREEMENT (HUNTINGTON)

EXHIBIT A

Amended and Restated as of October 21, 2008

Huntington VA Balanced Fund	446327165
Huntington VA Dividend Capture Fund	446771305
Huntington VA Growth Fund	446771206
Huntington VA Income Equity Fund	446771107
Huntington VA International Equity Fund	446771800
Huntington VA Macro 100 Fund	446771875
Huntington VA Mid Corp America Fund	446771503
Huntington VA Mortgage Securities Fund	446771867
Huntington VA New Economy Fund	446771602
Huntington VA Real Strategies Fund	446327215
Huntington VA Rotating Markets Fund	446771701
Huntington VA Situs Fund	446771883

This Exhibit A, amended and restated as of October 21, 2008, is hereby incorporated and made part of the Supplemental Late Day Transmission Agreement dated September 5, 2006 by and among the parties named below (the “Agreement”), and replaces any and all prior versions of Exhibit A to the Agreement.

Witness the due execution hereof this 21st day of October, 2008.

Transamerica Life Insurance Company		The Huntington Funds

By:	/s/ Arthur D. Woods	By:	/s/ George M. Polatas
Name:	Arthur D. Woods	Name:	George M. Polatas
Title:	Vice President	Title:	Vice President

Transamerica Financial Life Insurance Company

By:	/s/ Arthur D. Woods
Name:	Arthur D. Woods
Title:	Vice President